                                            Exhibit 99.1
                                            The Travelers Companies, Inc.
                            485 Lexington Avenue
                                            New York, NY 10017-2630
                                        www.travelers.com
NYSE: TRV

Travelers Reports Fourth Quarter 2022 Net Income per Diluted Share of $3.44 and Return on Equity of 15.8%

Fourth Quarter 2022 Core Income per Diluted Share of $3.40 and Core Return on Equity of 12.3%

Full Year Net Income of $2.842 billion and Return on Equity of 12.2%

Full Year Core Income of $2.998 billion and Core Return on Equity of 11.3%

•Fourth quarter net income of $819 million and core income of $810 million.
•Results reflect record net earned premium, consolidated combined ratio of 94.5% and underlying combined ratio of 91.4%; underwriting results in commercial businesses were exceptional.
•Catastrophe losses of $459 million pre-tax compared to $36 million pre-tax in the prior year quarter.
•Net written premiums of $8.829 billion, up 10% compared to the prior year quarter; record full year net written premiums of $35.414 billion, up 11% compared to the prior year.
•Net written premium growth in all three segments compared to the prior year quarter; Business Insurance up 11%, Bond & Specialty Insurance up 2% (5% excluding the impact of changes in foreign exchange rates) and Personal Insurance up 13%.
•Total capital returned to shareholders of $721 million, including $501 million of share repurchases; full year total capital returned to shareholders of $2.941 billion, including $2.061 billion of share repurchases.
•Book value per share of $92.90, down 22% from year-end 2021, driven by higher interest rates; adjusted book value per share of $114.00, up 4% from year-end 2021.
•Board of Directors declares regular cash dividend of $0.93 per share.

New York, January 24, 2023 — The Travelers Companies, Inc. today reported net income of $819 million, or $3.44 per diluted share, for the quarter ended December 31, 2022, compared to $1.333 billion, or $5.37 per diluted share, in the prior year quarter. Core income in the current quarter was $810 million, or $3.40 per diluted share, compared to $1.289 billion, or $5.20 per diluted share, in the prior year quarter. Core income decreased primarily due to higher catastrophe losses, a lower underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses) and lower net investment income, partially offset by higher net favorable prior year reserve development. Net realized investment gains in the current quarter were $7 million pre-tax ($9 million after-tax), compared to $58 million pre-tax ($44 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.
Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	2021	Change		2022	2021	Change
Net written premiums	$8,829	$7,995	10%		$35,414	$31,959	11%

Total revenues	$9,636	$9,011	7		$36,884	$34,816	6
Net income	$819	$1,333	(39)		$2,842	$3,662	(22)
per diluted share	$3.44	$5.37	(36)		$11.77	$14.49	(19)
Core income	$810	$1,289	(37)		$2,998	$3,522	(15)
per diluted share	$3.40	$5.20	(35)		$12.42	$13.94	(11)
Diluted weighted average shares outstanding	236.3	246.4	(4)		239.7	250.8	(4)
Combined ratio	94.5%	88.0%	6.5	pts	95.6%	94.5%	1.1	pts
Underlying combined ratio	91.4%	88.7%	2.7	pts	92.0%	90.3%	1.7	pts
Return on equity	15.8%	18.6%	(2.8)	pts	12.2%	12.7%	(0.5)	pts
Core return on equity	12.3%	19.8%	(7.5)	pts	11.3%	13.7%	(2.4)	pts

	As of
	December 31, 2022	December 31, 2021	Change
Book value per share	$92.90	$119.77	(22)%
Adjusted book value per share	114.00	109.76	4%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are pleased to report solid fourth quarter 2022 results, particularly in light of the significant winter storm that swept across the U.S. and Canada in the last week of the year,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Results in our commercial businesses were exceptional, with another quarter of strong growth at very attractive margins. Underlying results in Personal Insurance remain challenged by elevated industrywide loss costs. We recorded another quarter of progress with strong pricing and other actions to address these challenges.

“Core income for the fourth quarter was $810 million, or $3.40 per diluted share, generating core return on equity of 12.3%. This result includes $459 million of pre-tax catastrophe losses ($362 million after-tax). Core income benefited from record net earned premiums of $8.8 billion, up 10% compared to the prior year period, and a solid underlying combined ratio of 91.4%.

“Our best-in-class marketplace execution produced 10% growth in net written premiums this quarter to almost $9 billion, with all three segments contributing. In Business Insurance, net written premiums grew by 11% to $4.4 billion. Renewal premium change remained very strong at an historically high 10.1%, with record-high retention of 88%. New business in Business Insurance of $558 million increased 10% from the prior year period. Given the attractive returns, we are pleased with the very strong retention of our high-quality book of business and the strong new business growth. In Bond & Specialty Insurance, net written premiums increased 5% on a constant currency basis, driven by excellent production in our market-leading surety business. Production was also strong in our management liability business, with renewal premium change of 6.3%, retention of 90% and 23% growth in new business. In Personal Insurance, top-line growth was driven by higher pricing. Renewal premium change was meaningfully higher both year over year and sequentially.

“Our full year 2022 results benefited from higher core income from our commercial businesses, driven by record net earned premiums and strong profitability, including our best-ever underlying combined ratio in Business Insurance. Our high-quality investment portfolio generated after-tax net investment income of $2.2 billion for the year. Our underwriting and investment results, together with our strong balance sheet, enabled us to return nearly $3 billion of excess capital to shareholders, including more than $2 billion of share repurchases, while also growing adjusted book value per share and making important investments in our business.

“Our results this year cap off a decade of terrific performance. Over that period, we have significantly accelerated premium growth while generating superior returns with industry low volatility. Given our track record of successfully investing in differentiating capabilities and our ambitious roadmap, we are confident in the outlook for Travelers.”

Consolidated Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2022		2021		Change		2022		2021		Change
Underwriting gain:	$449		$926		$(477)		$1,336		$1,542		$(206)
Underwriting gain includes:
Net favorable prior year reserve development	185		95		90		649		538		111
Catastrophes, net of reinsurance	(459)		(36)		(423)		(1,877)		(1,847)		(30)
Net investment income	625		743		(118)		2,562		3,033		(471)
Other income (expense), including interest expense	(94)		(77)		(17)		(340)		(288)		(52)
Core income before income taxes	980		1,592		(612)		3,558		4,287		(729)
Income tax expense	170		303		(133)		560		765		(205)
Core income	810		1,289		(479)		2,998		3,522		(524)
Net realized investment gains (losses) after income taxes	9		44		(35)		(156)		132		(288)
Impact of changes in tax laws and/or tax rates (1)	—		—		—		—		8		(8)
Net income	$819		$1,333		$(514)		$2,842		$3,662		$(820)

Combined ratio	94.5%		88.0%		6.5	pts	95.6%		94.5%		1.1	pts
Impact on combined ratio
Net favorable prior year reserve development	(2.1)	pts	(1.2)	pts	(0.9)	pts	(1.9)	pts	(1.8)	pts	(0.1)	pts
Catastrophes, net of reinsurance	5.2	pts	0.5	pts	4.7	pts	5.5	pts	6.0	pts	(0.5)	pts
Underlying combined ratio	91.4%		88.7%		2.7	pts	92.0%		90.3%		1.7	pts

Net written premiums
Business Insurance	$4,390		$3,966		11%		$17,635		$16,092		10%
Bond & Specialty Insurance	924		905		2		3,732		3,376		11
Personal Insurance	3,515		3,124		13		14,047		12,491		12
Total	$8,829		$7,995		10%		$35,414		$31,959		11%
(1) Impact is recognized in the accounting period in which the change is enacted

Fourth Quarter 2022 Results
(All comparisons vs. fourth quarter 2021, unless noted otherwise)

Net income of $819 million decreased $514 million, due to lower core income and lower net realized investment gains. Core income of $810 million decreased $479 million, primarily due to higher catastrophe losses, a lower underlying underwriting gain and lower net investment income, partially offset by higher net favorable prior year reserve development. Business Insurance and Bond & Specialty Insurance reported strong and higher underlying underwriting gains, which were more than offset by the lower underlying underwriting gain in Personal Insurance. The underlying underwriting gains in all three segments benefited from higher business volumes. Net realized investment gains were $7 million pre-tax ($9 million after-tax), compared to $58 million pre-tax ($44 million after-tax) in the prior year quarter.

Combined ratio:

•The combined ratio of 94.5% increased 6.5 points due to higher catastrophe losses (4.7 points) and a higher underlying combined ratio (2.7 points), partially offset by higher net favorable prior year reserve development (0.9 points).

•The underlying combined ratio of 91.4% increased 2.7 points. See below for further details by segment.

•Net favorable prior year reserve development occurred in all three segments. See below for further details by segment.

•Catastrophe losses primarily resulted from a significant winter storm that impacted most of the U.S. and parts of Canada.

Net investment income of $625 million pre-tax ($531 million after-tax) decreased 16%. Income from the non-fixed income investment portfolio decreased from a very strong result in the prior year quarter, primarily due to lower private equity partnership returns. Non-fixed income returns are generally reported on a one-quarter lagged basis and directionally follow the broader equity markets. Income from the fixed income investment portfolio increased over the prior year quarter due to a higher average yield and growth in fixed maturity investments.

Net written premiums of $8.829 billion increased 10%. See below for further details by segment.

Full Year 2022 Results
(All comparisons vs. full year 2021, unless noted otherwise)

Net income of $2.842 billion decreased $820 million, primarily due to lower core income and net realized investment losses compared to net realized investment gains in the prior year. Core income of $2.998 billion decreased $524 million, primarily due to lower net investment income and a lower underlying underwriting gain, partially offset by higher net favorable prior year reserve development. Business Insurance and Bond & Specialty Insurance reported strong and higher underlying underwriting gains, which were more than offset by the lower underlying underwriting gain in Personal Insurance. The underlying underwriting gain benefited from higher business volumes and a $47 million benefit relating to the resolution of prior year income tax matters. Net realized investment losses were $204 million pre-tax ($156 million after-tax), compared to net realized investment gains of $171 million pre-tax ($132 million after-tax) in the prior year.

Combined ratio:

•The combined ratio of 95.6% increased 1.1 points due to a higher underlying combined ratio (1.7 points), partially offset by a smaller impact from catastrophe losses (0.5 points) and higher net favorable prior year reserve development (0.1 points).

•The underlying combined ratio of 92.0% increased 1.7 points. See below for further details by segment.

•Net favorable prior year reserve development occurred in all segments. See below for further details by segment.

•Catastrophe losses included the fourth quarter winter storm described above, as well as Hurricanes Ian and Fiona and severe wind and hail storms in several regions of the United States in the first nine months of 2022.
Net investment income of $2.562 billion pre-tax ($2.170 billion after-tax) decreased 16%. Income from the non-fixed income investment portfolio decreased from a very strong result in the prior year, primarily due to lower private equity partnership returns. Income from the fixed income investment portfolio increased over the prior year, primarily due to growth in fixed maturity investments and a higher average yield.

Net written premiums of $35.414 billion increased 11%. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $21.560 billion decreased 25% from year-end 2021, primarily due to net unrealized investment losses compared to net unrealized investment gains at year-end 2021, common share repurchases and dividends to shareholders, partially offset by net income of $2.842 billion. Net unrealized investment losses included in shareholders’ equity were $6.220 billion pre-tax ($4.898 billion after-tax), compared to net unrealized investment gains of $3.060 billion pre-tax ($2.415 billion after-tax) at year-end 2021, driven by higher interest rates. Book value per share of $92.90 decreased 22% from year-end 2021. Adjusted book value per share of $114.00, which excludes net unrealized investment gains (losses), increased 4% over year-end 2021.

The Company repurchased 2.7 million shares during the fourth quarter at an average price of $184.20 per share for a total of $501 million. At December 31, 2022, the Company had $2.005 billion of capacity remaining under its share repurchase authorization approved by the Board of Directors. At the end of the quarter, statutory capital and surplus was $23.677 billion, and the ratio of debt-to-capital was 25.3%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains (losses) included in shareholders’ equity was 21.6%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a regular quarterly dividend of $0.93 per share. The dividend is payable March 31, 2023 to shareholders of record at the close of business on March 10, 2023.

Business Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2022		2021		Change		2022		2021		Change
Underwriting gain:	$457		$523		$(66)		$1,244		$640		$604
Underwriting gain includes:
Net favorable prior year reserve development	127		74		53		381		173		208
Catastrophes, net of reinsurance	(125)		43		(168)		(654)		(793)		139
Net investment income	449		552		(103)		1,864		2,265		(401)
Other income (expense)	(22)		(7)		(15)		(41)		(21)		(20)
Segment income before income taxes	884		1,068		(184)		3,067		2,884		183
Income tax expense	159		201		(42)		536		499		37
Segment income	$725		$867		$(142)		$2,531		$2,385		$146

Combined ratio	89.5%		87.0%		2.5	pts	92.5%		95.7%		(3.2)	pts
Impact on combined ratio
Net favorable prior year reserve development	(2.8)	pts	(1.8)	pts	(1.0)	pts	(2.2)	pts	(1.1)	pts	(1.1)	pts
Catastrophes, net of reinsurance	2.8	pts	(1.0)	pts	3.8	pts	3.8	pts	5.1	pts	(1.3)	pts
Underlying combined ratio	89.5%		89.8%		(0.3)	pts	90.9%		91.7%		(0.8)	pts

Net written premiums by market
Domestic
Select Accounts	$734		$693		6%		$3,099		$2,833		9%
Middle Market	2,513		2,210		14		9,923		8,933		11
National Accounts	295		256		15		1,085		987		10
National Property and Other	578		535		8		2,467		2,265		9
Total Domestic	4,120		3,694		12		16,574		15,018		10
International	270		272		(1)		1,061		1,074		(1)
Total	$4,390		$3,966		11%		$17,635		$16,092		10%

Fourth Quarter 2022 Results
(All comparisons vs. fourth quarter 2021, unless noted otherwise)

Segment income for Business Insurance was $725 million after-tax, a decrease of $142 million. Segment income decreased primarily due to higher catastrophe losses and lower net investment income, partially offset by higher net favorable prior year reserve development and a higher underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 89.5% increased 2.5 points due to higher catastrophe losses (3.8 points), partially offset by higher net favorable prior year reserve development (1.0 points) and a lower underlying combined ratio (0.3 points).

•The underlying combined ratio improved 0.3 points to a very strong 89.5%.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the domestic operations' workers' compensation product line for multiple accident years, partially offset by an addition to reserves in the domestic operations' general liability product line for excess coverages (excluding asbestos and environmental) for multiple accident years.

Net written premiums of $4.390 billion increased 11%, reflecting strong renewal premium change and retention, as well as higher levels of new business.

Full Year 2022 Results
(All comparisons vs. full year 2021, unless noted otherwise)

Segment income for Business Insurance was $2.531 billion after-tax, an increase of $146 million. Segment income increased primarily due to a higher underlying underwriting gain, higher net favorable prior year reserve development and lower catastrophe losses, partially offset by lower net investment income. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 92.5% improved 3.2 points due to lower catastrophe losses (1.3 points), higher net favorable prior year reserve development (1.1 points) and a lower underlying combined ratio (0.8 points).
•The underlying combined ratio improved 0.8 points to a very strong 90.9%, driven primarily by a 1.0 point improvement in the expense ratio.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the domestic operations' workers' compensation product line for multiple accident years and in the commercial property and commercial multi-peril product lines for recent accident years, partially offset by an addition to asbestos reserves of $212 million, an addition to reserves in the domestic operations' general liability product line for excess coverages (excluding asbestos and environmental), including for run-off operations and an addition to environmental reserves. Net favorable prior year reserve development in the prior year included an increase in asbestos reserves of $225 million.

Net written premiums of $17.635 billion increased 10%, reflecting the same factors described above for the fourth quarter of 2022.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2022		2021		Change		2022		2021		Change
Underwriting gain:	$201		$147		$54		$830		$569		$261
Underwriting gain includes:
Net favorable prior year reserve development	51		24		27		222		105		117
Catastrophes, net of reinsurance	(9)		(10)		1		(25)		(40)		15
Net investment income	70		61		9		258		247		11
Other income	4		4		—		15		17		(2)
Segment income before income taxes	275		212		63		1,103		833		270
Income tax expense	54		42		12		195		165		30
Segment income	$221		$170		$51		$908		$668		$240

Combined ratio	76.9%		81.5%		(4.6)	pts	75.3%		81.5%		(6.2)	pts
Impact on combined ratio
Net favorable prior year reserve development	(5.8)	pts	(3.0)	pts	(2.8)	pts	(6.5)	pts	(3.3)	pts	(3.2)	pts
Catastrophes, net of reinsurance	1.0	pts	1.2	pts	(0.2)	pts	0.7	pts	1.3	pts	(0.6)	pts
Underlying combined ratio	81.7%		83.3%		(1.6)	pts	81.1%		83.5%		(2.4)	pts

Net written premiums
Domestic
Management Liability	$520		$510		2%		$2,112		$1,983		7%
Surety	253		215		18		1,081		888		22
Total Domestic	773		725		7		3,193		2,871		11
International	151		180		(16)		539		505		7
Total	$924		$905		2%		$3,732		$3,376		11%

Fourth Quarter 2022 Results
(All comparisons vs. fourth quarter 2021, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $221 million after-tax, an increase of $51 million. Segment income increased primarily due to a higher underlying underwriting gain and higher net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 76.9% improved 4.6 points due to higher net favorable prior year reserve development (2.8 points), a lower underlying combined ratio (1.6 points) and lower catastrophe losses (0.2 points).

•The underlying combined ratio improved 1.6 points to a very strong 81.7%, driven primarily by the benefit of earned pricing.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the domestic operations' fidelity and surety product lines for recent accident years and in the general liability product line for management liability coverages for multiple accident years.

Net written premiums of $924 million increased 2% (5% excluding the impact of changes in foreign exchange rates), reflecting strong production in surety and strong renewal premium change, retention and new business in management liability.

Full Year 2022 Results
(All comparisons vs. full year 2021, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $908 million after-tax, an increase of $240 million. Segment income increased primarily due to a higher underlying underwriting gain and higher net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes. The current year also benefited by $24 million relating to the resolution of prior year income tax matters.

Combined ratio:

•The combined ratio of 75.3% improved 6.2 points due to higher net favorable prior year reserve development (3.2 points), a lower underlying combined ratio (2.4 points) and lower catastrophe losses (0.6 points).

•The underlying combined ratio improved 2.4 points to a very strong 81.1%, primarily driven by the benefit of earned pricing.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the domestic operations' fidelity and surety product lines for recent accident years.

Net written premiums of $3.732 billion increased 11%, reflecting the same factors described above for the fourth quarter of 2022.

Personal Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2022		2021		Change		2022		2021		Change
Underwriting gain (loss):	$(209)		$256		$(465)		$(738)		$333		$(1,071)
Underwriting gain (loss) includes:
Net favorable (unfavorable) prior year reserve development	7		(3)		10		46		260		(214)
Catastrophes, net of reinsurance	(325)		(69)		(256)		(1,198)		(1,014)		(184)
Net investment income	106		130		(24)		440		521		(81)
Other income	18		21		(3)		68		85		(17)
Segment income (loss) before income taxes	(85)		407		(492)		(230)		939		(1,169)
Income tax expense (benefit)	(24)		80		(104)		(90)		179		(269)
Segment income (loss)	$(61)		$327		$(388)		$(140)		$760		$(900)

Combined ratio	105.3%		91.1%		14.2	pts	104.9%		96.5%		8.4	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	(0.2)	pts	0.1	pts	(0.3)	pts	(0.3)	pts	(2.2)	pts	1.9	pts
Catastrophes, net of reinsurance	9.3	pts	2.3	pts	7.0	pts	9.0	pts	8.5	pts	0.5	pts
Underlying combined ratio	96.2%		88.7%		7.5	pts	96.2%		90.2%		6.0	pts

Net written premiums
Domestic
Automobile	$1,614		$1,456		11%		$6,482		$5,827		11%
Homeowners and Other	1,752		1,504		16		6,916		5,980		16
Total Domestic	3,366		2,960		14		13,398		11,807		13
International	149		164		(9)		649		684		(5)
Total	$3,515		$3,124		13%		$14,047		$12,491		12%

Fourth Quarter 2022 Results
(All comparisons vs. fourth quarter 2021, unless noted otherwise)

Segment loss for Personal Insurance was $61 million after-tax, compared with segment income of $327 million after-tax in the prior year quarter. The difference was primarily due to higher catastrophe losses, a lower underlying underwriting gain and lower net investment income. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 105.3% increased 14.2 points due to a higher underlying combined ratio (7.5 points) and higher catastrophe losses (7.0 points), partially offset by net favorable prior year reserve development compared to net unfavorable prior year reserve development in the prior year quarter (0.3 points).

•The underlying combined ratio of 96.2% increased 7.5 points, driven primarily by elevated losses in both the automobile and homeowners and other product lines, partially offset by a lower expense ratio.

•Net favorable prior year reserve development was not significant in the quarter.

Net written premiums of $3.515 billion increased 13%, primarily reflecting higher pricing in both Domestic Automobile and Domestic Homeowners and Other.

Full Year 2022 Results
(All comparisons vs. full year 2021, unless noted otherwise)

Segment loss for Personal Insurance was $140 million after-tax, compared with segment income of $760 million after-tax in the prior year. The difference was primarily due to a lower underlying underwriting gain, lower net favorable prior year reserve development, higher catastrophe losses and lower net investment income. The underlying underwriting gain benefited from higher business volumes. The current year also benefited by $20 million relating to the resolution of prior year income tax matters.
Combined ratio:

•The combined ratio of 104.9% increased 8.4 points due to a higher underlying combined ratio (6.0 points), lower net favorable prior year reserve development (1.9 points) and higher catastrophe losses (0.5 points).

•The underlying combined ratio of 96.2% increased 6.0 points, driven primarily by elevated losses in both the automobile and homeowners and other product lines, partially offset by a lower expense ratio.

•Net favorable prior year reserve development was not significant in the current year.

Net written premiums of $14.047 billion increased 12%, primarily reflecting higher pricing in both Domestic Automobile and Domestic Homeowners and Other.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, January 24, 2023. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1.888.440.6281 within the United States or 1.646.960.0218 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, replays will be available via webcast for one year at http://investor.travelers.com and by telephone for 30 days by dialing 1.800.770.2030 within the United States or 1.647.362.9199 outside the United States. All callers should use conference ID 5449478.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of approximately $37 billion in 2022. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance products and services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance offers surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers, primarily in the United States, and certain surety and specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, in each case utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance offers a broad range of property and casualty insurance products and services covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
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Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “probably,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook, the impact of trends on its business, such as the impact of elevated industrywide loss costs in Personal Insurance, and its future results of operations and financial condition;
•the impact of legislative or regulatory actions or court decisions;
•share repurchase plans;
•future pension plan contributions;
•the sufficiency of the Company’s asbestos and other reserves;
•the impact of emerging claims issues as well as other insurance and non-insurance litigation;
•the cost and availability of reinsurance coverage;
•catastrophe losses and modeling;
•the impact of investment, economic and underwriting market conditions, including interest rates and inflation;
•the impact of changing climate conditions;
•strategic and operational initiatives to improve profitability and competitiveness;
•the Company’s competitive advantages and innovation agenda;
•new product offerings;
•the impact of developments in the tort environment; and
•the impact of developments in the geopolitical environment.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

Insurance-Related Risks

•high levels of catastrophe losses;
•actual claims may exceed the Company’s claims and claim adjustment expense reserves, or the estimated level of claims and claim adjustment expense reserves may increase, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments, including increased inflation;
•the Company’s potential exposure to asbestos and environmental claims and related litigation;
•the Company is exposed to, and may face adverse developments involving, mass tort claims; and
•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative changes that take place after the Company issues its policies can result in an unexpected increase in the number of claims.

Financial, Economic and Credit Risks

•a period of financial market disruption or an economic downturn;
•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;
•the Company is exposed to credit risk related to reinsurance and structured settlements, and reinsurance coverage may not be available to the Company;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;
•a downgrade in the Company’s claims-paying and financial strength ratings; and
•the Company’s insurance subsidiaries may be unable to pay dividends to the Company’s holding company in sufficient amounts.

Business and Operational Risks

•the ongoing impact of COVID-19 and related risks, including with respect to revenues, claims and claim adjustment expenses, general and administrative expenses, investments, inflation, adverse legislative and/or regulatory action, operational disruptions and heightened cyber security risks;
•the intense competition that the Company faces, including with respect to attracting and retaining employees, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape;
•the Company’s efforts to develop new products or services, expand in targeted markets, improve business processes and workflows or make acquisitions may not be successful and may create enhanced risks;
•the Company's pricing and capital models may provide materially different indications than actual results;
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products; and
•the Company is subject to additional risks associated with its business outside the United States.

Technology and Intellectual Property Risks

•as a result of cyber attacks (the risk of which could be exacerbated by geopolitical tensions) or otherwise, the Company may experience difficulties with technology, data and network security or outsourcing relationships;
•the Company’s dependence on effective information technology systems and on continuing to develop and implement improvements in technology; and
•the Company may be unable to protect and enforce its own intellectual property or may be subject to claims for infringing the intellectual property of others.

Regulatory and Compliance Risks

•changes in regulation, including higher tax rates; and
•the Company's compliance controls may not be effective.

In addition, the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels appropriate for the Company’s business operations, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions, changes in tax laws (including the Inflation Reduction Act) and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on October 19, 2022, and in our most recent annual report on Form 10-K filed with the SEC on February 17, 2022, in each case as updated by our periodic filings with the SEC.

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2022	2021	2022	2021
Net income	$819	$1,333	$2,842	$3,662
Adjustments:
Net realized investment (gains) losses	(9)	(44)	156	(132)
Impact of changes in tax laws and/or tax rates (1)	—	—	—	(8)
Core income	$810	$1,289	$2,998	$3,522
(1) Impact is recognized in the accounting period in which the change is enacted

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, pre-tax)	2022	2021	2022	2021
Net income	$987	$1,650	$3,354	$4,458
Adjustments:
Net realized investment (gains) losses	(7)	(58)	204	(171)
Core income	$980	$1,592	$3,558	$4,287

	Twelve Months Ended December 31,			Average Annual
($ in millions, after-tax)	2020	2019	2018	2005 - 2017
Net income	$2,697	$2,622	$2,523	$3,074
Less: Loss from discontinued operations	—	—	—	(34)
Income from continuing operations	2,697	2,622	2,523	3,108
Adjustments:
Net realized investment (gains) losses	(11)	(85)	(93)	(37)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	—	10
Core income	2,686	2,537	2,430	3,081
Less: Preferred dividends	—	—	—	2
Core income, less preferred dividends	$2,686	$2,537	$2,430	$3,079
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Basic income per share
Net income	$3.49	$5.43	$11.91	$14.63
Adjustments:
Net realized investment (gains) losses, after-tax	(0.04)	(0.18)	0.65	(0.53)
Impact of changes in tax laws and/or tax rates (1)	—	—	—	(0.03)
Core income	$3.45	$5.25	$12.56	$14.07
Diluted income per share
Net income	$3.44	$5.37	$11.77	$14.49
Adjustments:
Net realized investment (gains) losses, after-tax	(0.04)	(0.17)	0.65	(0.52)
Impact of changes in tax laws and/or tax rates (1)	—	—	—	(0.03)
Core income	$3.40	$5.20	$12.42	$13.94
(1) Impact is recognized in the accounting period in which the change is enacted

Reconciliation of Segment Income (Loss) to Total Core Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2022	2021	2022	2021
Business Insurance	$725	$867	$2,531	$2,385
Bond & Specialty Insurance	221	170	908	668
Personal Insurance	(61)	327	(140)	760
Total segment income	885	1,364	3,299	3,813
Interest Expense and Other	(75)	(75)	(301)	(291)
Total core income	$810	$1,289	$2,998	$3,522

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of December 31,					Average Annual
($ in millions)	2022	2021	2020	2019	2018	2005 - 2017
Shareholders’ equity	$21,560	$28,887	$29,201	$25,943	$22,894	$24,794
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	4,898	(2,415)	(4,074)	(2,246)	113	(1,335)
Net realized investment (gains) losses, net of tax	156	(132)	(11)	(85)	(93)	(37)
Impact of changes in tax laws and/or tax rates (1) (2)	—	(8)	—	—	—	22
Preferred stock	—	—	—	—	—	(49)
Loss from discontinued operations	—	—	—	—	—	34
Adjusted shareholders’ equity	$26,614	$26,332	$25,116	$23,612	$22,914	$23,429
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.
Calculation of Return on Equity and Core Return on Equity

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2022	2021	2022	2021
Annualized net income	$3,278	$5,333	$2,842	$3,662
Average shareholders’ equity	20,733	28,680	23,384	28,735
Return on equity	15.8%	18.6%	12.2%	12.7%
Annualized core income	$3,241	$5,159	$2,998	$3,522
Adjusted average shareholders’ equity	26,336	26,101	26,588	25,718
Core return on equity	12.3%	19.8%	11.3%	13.7%

	Twelve Months Ended December 31,			Average Annual
($ in millions, after-tax)	2020	2019	2018	2005 - 2017
Net income, less preferred dividends	$2,697	$2,622	$2,523	$3,072
Average shareholders' equity	26,892	24,922	22,843	24,818
Return on equity	10.0%	10.5%	11.0%	12.4%
Core income, less preferred dividends	$2,686	$2,537	$2,430	$3,079
Adjusted average shareholders’ equity	23,790	23,335	22,814	23,446
Core return on equity	11.3%	10.9%	10.7%	13.1%

RECONCILIATION OF NET INCOME TO UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting gain, underlying underwriting margin, underlying underwriting income or underlying underwriting result.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2022 ranges from $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Net Income to Pre-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax, except as noted)	2022	2021	2022	2021
Net income	$819	$1,333	$2,842	$3,662
Net realized investment (gains) losses	(9)	(44)	156	(132)
Impact of changes in tax laws and/or tax rates (1)	—	—	—	(8)
Core income	810	1,289	2,998	3,522
Net investment income	(531)	(624)	(2,170)	(2,541)
Other (income) expense, including interest expense	75	64	277	235
Underwriting income	354	729	1,105	1,216
Income tax expense on underwriting results	95	197	231	326
Pre-tax underwriting income	449	926	1,336	1,542
Pre-tax impact of net favorable prior year reserve development	(185)	(95)	(649)	(538)
Pre-tax impact of catastrophes	459	36	1,877	1,847
Pre-tax underlying underwriting income	$723	$867	$2,564	$2,851
(1) Impact is recognized in the accounting period in which the change is enacted

Reconciliation of Net Income to After-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2022	2021	2022	2021
Net income	$819	$1,333	$2,842	$3,662
Net realized investment (gains) losses	(9)	(44)	156	(132)
Impact of changes in tax laws and/or tax rates (1)	—	—	—	(8)
Core income	810	1,289	2,998	3,522
Net investment income	(531)	(624)	(2,170)	(2,541)
Other (income) expense, including interest expense	75	64	277	235
Underwriting income	354	729	1,105	1,216
Impact of net favorable prior year reserve development	(145)	(75)	(512)	(424)
Impact of catastrophes	362	29	1,480	1,459
Underlying underwriting income	$571	$683	$2,073	$2,251
(1) Impact is recognized in the accounting period in which the change is enacted

	Twelve Months Ended December 31,
($ in millions, after-tax)	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011
Net income	$2,697	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426
Net realized investment gains	(11)	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	—	129	—	—	—	—	—	—
Core income	2,686	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441	1,390
Net investment income	(1,908)	(2,097)	(2,102)	(1,872)	(1,846)	(1,905)	(2,216)	(2,186)	(2,316)	(2,330)
Other (income) expense, including interest expense	232	214	248	179	78	193	159	61	171	195
Underwriting income (loss)	1,010	654	576	350	1,199	1,725	1,584	1,442	296	(745)
Impact of net (favorable) unfavorable prior year reserve development	(276)	47	(409)	(378)	(510)	(617)	(616)	(552)	(622)	(473)
Impact of catastrophes	1,274	699	1,355	1,267	576	338	462	387	1,214	1,669
Underlying underwriting income	$2,008	$1,400	$1,522	$1,239	$1,265	$1,446	$1,430	$1,277	$888	$451
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, pre-tax)	2022	2021	2022	2021
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$5,924	$4,819	$22,854	$20,298
Less:
Policyholder dividends	9	10	40	41
Allocated fee income	39	37	151	150
Loss ratio numerator	$5,876	$4,772	$22,663	$20,107
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,434	$1,301	$5,515	$5,043
General and administrative expenses (G&A)	1,203	1,153	4,810	4,677
Less:
Non-insurance G&A	88	75	340	303
Allocated fee income	66	63	261	252
Billing and policy fees and other	28	26	109	107
Expense ratio numerator	$2,455	$2,290	$9,615	$9,058
Earned premium	$8,817	$8,024	$33,763	$30,855
Combined ratio (1)
Loss and loss adjustment expense ratio	66.6%	59.5%	67.1%	65.1%
Underwriting expense ratio	27.9%	28.5%	28.5%	29.4%
Combined ratio	94.5%	88.0%	95.6%	94.5%
Impact on combined ratio:
Net favorable prior year reserve development	(2.1)%	(1.2)%	(1.9)%	(1.8)%
Catastrophes, net of reinsurance	5.2%	0.5%	5.5%	6.0%
Underlying combined ratio	91.4%	88.7%	92.0%	90.3%
(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. These allocations are to conform the calculation of the combined ratio with statutory accounting. Additionally, general and administrative expenses include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains (Losses), Net of Tax

	As of
($ in millions, except per share amounts)	December 31, 2022	December 31, 2021
Shareholders’ equity	$21,560	$28,887
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	(4,898)	2,415
Shareholders’ equity, excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	26,458	26,472
Less:
Goodwill	3,952	4,008
Other intangible assets	287	306
Impact of deferred tax on other intangible assets	(60)	(66)
Tangible shareholders’ equity, excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	$22,279	$22,224
Common shares outstanding	232.1	241.2
Book value per share	$92.90	$119.77
Adjusted book value per share	114.00	109.76
Tangible book value per share, excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	96.00	92.15

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain (loss) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	December 31, 2022	December 31, 2021
Debt	$7,292	$7,290
Shareholders’ equity	21,560	28,887
Total capitalization	28,852	36,177
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	(4,898)	2,415
Total capitalization excluding net unrealized gain (loss) on investments, net of tax, included in shareholders’ equity	$33,750	$33,762
Debt-to-capital ratio	25.3%	20.2%
Debt-to-capital ratio excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	21.6%	21.6%

RECONCILIATION OF INVESTED ASSETS TO INVESTED ASSETS EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES)

	As of December 31,
($ in millions, pre-tax)	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011
Invested assets	$80,454	$87,375	$84,423	$77,884	$72,278	$72,502	$70,488	$70,470	$73,261	$73,160	$73,838	$72,701
Less: Net unrealized investment gains (losses), pre-tax	(6,220)	3,060	5,175	2,853	(137)	1,414	1,112	1,974	3,008	2,030	4,761	4,399
Invested assets excluding net unrealized investment gains (losses)	$86,674	$84,315	$79,248	$75,031	$72,415	$71,088	$69,376	$68,496	$70,253	$71,130	$69,077	$68,302

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis. For each of the segments, production statistics referred to herein are domestic only unless otherwise indicated.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 17, 2022, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825